Exhibit 99.1

NEWS RELEASE

1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Powerwave Contact: Kevin Michaels
(714) 466-1608
Filtronic Contacts: Professor David Rhodes, Group CEO
+44 (0) 7850 827 280
Charles Hindson, Group Finance Director
+44 (0) 7800 706 319
Paul McManus, Parkgreen Communications
+44 (0) 20 7493 3713

REVISED AGREEMENT FOR THE SALE OF

THE WIRELESS INFRASTRUCTURE BUSINESS OF

FILTRONIC PLC

SANTA ANA, Calif. and LONDON, England, September 5, 2006 – Powerwave Technologies, Inc. (NASDAQ: PWAV) and Filtronic plc (LSE: FTC) today announced that they have revised the terms of their previously announced transaction whereby Powerwave would acquire the majority of Filtronic’s Wireless Infrastructure division business. The amended terms consist of a combination of US$185 million in cash and 17.7 million newly issued shares of Powerwave common stock. Previously, the companies had announced on June 12, 2006 that they had signed a definitive agreement for Powerwave to acquire the majority of Filtronic’s Wireless Infrastructure division business for a combination of US$150 million in cash and 20.7 million newly issued shares of Powerwave common stock. The specific product lines included in this proposed transaction comprise transmit/receive filters, integrated remote radio heads and power amplifier products, all for use in commercial wireless infrastructure base station equipment (the “Wireless Infrastructure business”). The proposed acquisition does not include point to point radio backhaul equipment, as well as Filtronic’s other divisions, of Compound Semiconductors and Defence Electronics. The board of directors of both Powerwave and Filtronic have approved the revised agreement.

The transaction is subject to the approval of Filtronic’s shareholders. The board of Filtronic expects to post a circular putting this proposal to shareholders shortly. Subject to

REVISED AGREEMENT FOR THE SALE OF FILTRONIC’S WIRELESS INFRASTRUCTURE BUSINESS

shareholders having approved the proposal, the transaction is expected to be completed in the September/October timeframe.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

About Filtronic plc

Filtronic plc is a world leader in the design and manufacture of a broad range of customised RF, microwave and millimeter wave components and subsystems, and in compound semiconductor components. The company’s products are used in wireless communication infrastructure equipment, electronic defence systems, point-to-point communication systems and mobile telephone handsets. The company’s headquarters are located at The Waterfront, Salts Mill Road, Saltaire, Shipley, West Yorkshire BD18 3TT, United Kingdom. Telephone +44 (0) 1274 530 622.

Forward Looking Statements

This press release contains “forward-looking” statements including statements regarding the timing for closing of the transaction that are based on Powerwave management’s current expectations. There are a number of uncertainties that could cause actual results to differ materially. For example, the transaction is subject to approval by the shareholders of Filtronic

REVISED AGREEMENT FOR THE SALE OF FILTRONIC’S WIRELESS INFRASTRUCTURE BUSINESS

plc and there could be delays in mailing the circular to shareholders and holding the meeting based on the review by the UK Listing Authority. Powerwave undertakes no obligation to publicly release any revisions to the forward looking statement which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

###